As filed with the Securities and Exchange Commission on November 17, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JACADA LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

11 Shenkar Street P.O. Box 12175 Herzliya 46725, Israel
(Address of Principal Executive Offices)(Zip Code)

Jacada Ltd. 2012 Share Option and Incentive Plan
 (Full Title of the Plans)

Jacada, Inc.
5901 Peachtree Dunwoody Rd
Suite 550-B
Atlanta GA 30328
(Name and address of agent for service)

(770) 352-1300
(Telephone number, including area code, of agent for service)

Copies to:
David S. Glatt, Adv. Ronen Bezalel, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972-3-610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value New Israeli Shekel (“NIS”) 0.04 per share (“Ordinary Shares”)	433,548	$3.51	(3)	$1,521,753.48	$176.83	(4)
Ordinary Shares	91,452	$1.80	(5)	$164,613.60	$19.13	(4)
Total:	525,000			$1,686,367.08	$195.96	(4)

(1)
This Registration Statement registers the offer, issuance and sale of up to 525,000 Ordinary Shares pursuant to equity awards that are currently outstanding or that may be granted under the Jacada Ltd. 2012 Share Option and Incentive Plan (the “2012 Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the 2012 Plan.

(3)
Calculated in accordance with Rule 457(h)(1) and 457 (c) promulgated under the Securities Act, based on the average of the high and low prices of the registrant’s Ordinary Shares on the OTCQB Marketplace on November 11, 2014.

(4)	Calculated pursuant to Section 6(b) of the Securities Act by multiplying the applicable proposed maximum aggregate offering price by 0.0001162.
(5)	Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the weighted average exercise price of outstanding options that have been granted under the 2012 Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers the offer, issuance and sale of a total of up to 525,000 ordinary shares, par value New Israeli Shekel (“NIS”) 0.04 per share (“Ordinary Shares”), of Jacada Ltd. (“Jacada,” the “Company,” the “Registrant,” “our company,” “we” or “us”) to Jacada’s and/or its subsidiaries’ officers, employees, directors and consultants under the Jacada Ltd. 2012 Share Option and Incentive Plan, as amended (the “2012 Plan”), consisting of: (i) 433,548 Ordinary Shares that are available for issuance pursuant to potential future grants under the 2012 Plan; and (ii) a total of 91,452 Ordinary Shares that are issuable pursuant to outstanding equity grants under the 2012 Plan.

PART I

INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information concerning the 2012 Plan required by Item 1 of this Registration Statement, and the statement of availability of registrant information and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the 2012 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, will furnish to the Securities and Exchange Commission (the “Commission”) or its staff a copy or copies of documents included in such file.  Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the 2012 Plan upon written or oral request by contacting:

Jacada Ltd.
c/o Jacada, Inc.
5901 Peachtree Dunwoody Rd., Suite 550-B
Atlanta GA 30328
Telephone: (770) 352-1300
Attn:  Oren Shefler

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)  Our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the Commission on April 30, 2014.

(b)  Our Reports of Foreign Private Issuer on Form 6-K (including, except where indicated below, all exhibits thereto) that we furnished to the Commission on:

•	January 2, 2014;
•	March 25, 2014 (the first Report of Foreign Private Issuer on Form 6-K furnished on that day, but excluding quotes of members of our management appearing in the press release annexed thereto);
•	September 29, 2014;
•	October 7, 2014 (including the notice and proxy statement annexed as Exhibit 1 thereto); and
•	November 12, 2014;

(c)  The description of our Ordinary Shares in our Registration Statement on Form 8-A, filed with the Commission on October 8, 1999 (Commission File No. 333-10892).

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

An Israeli company may indemnify an office holder (that is, a (i) general manager, (ii) chief business manager, (iii) deputy general manager, (iv) vice general manager, (v) any other person assuming the responsibilities of any of the forgoing positions without regard to such person’s title, (vii) director and (viii) any other manager directly subordinate to the general manager), in respect of certain liabilities either in advance of an event or following an event, provided that a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the above-mentioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

• reasonable litigation expenses, including attorneys' fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

• reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

• a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;
• a breach of duty of loyalty to the company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and
• financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

• a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
• a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
• an act or omission committed with intent to derive illegal personal benefit; or
• a fine levied against the office holder.

Under the Israeli Companies Law, 5759-1999, as amended, indemnification and insurance of office holders must be approved by our compensation committee and board of directors and, in respect of our directors and chief executive officer, by our shareholders as well. Our directors and officers are currently covered by a directors' and officers' liability insurance policy with respect to specified claims. We have also entered into indemnification agreements with each of our directors and officers and the directors and officers of our subsidiaries providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries', directors and officers.

Each of the foregoing indemnification obligations is limited both in terms of amount and coverage. In the opinion of the Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Jacada Ltd. 2012 Share Option and Incentive Plan (1)
4.2(a)	Articles of Association of the Registrant (2)
4.2(b)	Amendments to Article 67 of the Articles of Association of the Registrant, dated August 24, 2003 (3)
4.2(c)	Amendments to Article 39 of the Articles of Association of the Registrant, dated August 25, 2004 (4)
4.2(d)	Amendment to Article 4 of the Articles of Association of the Registrant, dated October 25, 2010 (5)
4.3	Memorandum of Association of the Registrant (6)
4.4	Specimen ordinary share certificate of the Registrant (7)
5.1	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of Jacada Ltd.’s Ordinary Shares being registered*
23.1	Consent of Kost, Forer, Gabbay and Kasierer, a member of EY Global, an independent registered public accounting firm*
23.2	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on April 30, 2013.
(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (Commission File No. 333-10882).
(3)	Incorporated by reference to Exhibit 1.3 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Commission on June 29, 2004.
(4)	Incorporated by reference to Exhibit 1.4 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2004, filed with the Commission on June 29, 2005.
(5)	Incorporated by reference to Exhibit 1.5 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on June 30, 2011.
(6)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (Commission File No. 333-10882).
(7)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (Commission File No. 333-10882).

*	Filed herewith

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on this 17th day of November, 2014.

JACADA LTD.

By:	/s/ Caroline Cronin
Name:	Caroline Cronin
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Jacada Ltd., an Israeli corporation, do hereby constitute and appoint Caroline Cronin, Chief Financial Officer, and Oren Shefler, General Counsel, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gideon Hollander	Co-Chief Executive Officer and Chairman of	November 17, 2014
Gideon Hollander	the Board (co-Principal Executive Officer)
/s/ Guy Yair	Co-Chief Executive Officer	November 17, 2014
Guy Yair	(co-Principal Executive Officer)
/s/Caroline Cronin	Chief Financial Officer	November 17, 2014
Caroline Cronin	(Principal Financial and Accounting Officer)
/s/ Yossie Hollander	Director	November 17, 2014
Yossie Hollander
/s/ Ohad Zuckerman	Director	November 17, 2014
Ohad Zuckerman
/s/ Tzvia Broida	Director	November 17, 2014
Tzvia Broida
/s/ Avner Atsmon	Director	November 17, 2014
Avner Atsmon

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES:

Jacada, Inc.

By:	/s/ Gideon Hollander
Name:	Gideon Hollander
Title:	Director
Date:	November 17, 2014

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

JACADA LTD.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Jacada Ltd. 2012 Share Option and Incentive Plan (1)
4.2(a)	Articles of Association of the Registrant (2)
4.2(b)	Amendments to Article 67 of the Articles of Association of the Registrant, dated August 24, 2003 (3)
4.2(c)	Amendments to Article 39 of the Articles of Association of the Registrant, dated August 25, 2004 (4)
4.2(d)	Amendment to Article 4 of the Articles of Association of the Registrant, dated October 25, 2010 (5)
4.3	Memorandum of Association of the Registrant (6)
4.4	Specimen ordinary share certificate of the Registrant (7)
5.1	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of Jacada Ltd.’s Ordinary Shares being registered*
23.1	Consent of Kost, Forer, Gabbay and Kasierer, a member of EY Global, an independent registered public accounting firm*
23.2	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on April 30, 2013.
(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (Commission File No. 333-10882).
(3)	Incorporated by reference to Exhibit 1.3 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Commission on June 29, 2004.
(4)	Incorporated by reference to Exhibit 1.4 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2004, filed with the Commission on June 29, 2005.
(5)	Incorporated by reference to Exhibit 1.5 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on June 30, 2011.
(6)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (Commission File No. 333-10882).
(7)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (Commission File No. 333-10882).

*	Filed herewith